EXHIBIT 4.17

ESCROW AGREEMENT

THIS AGREEMENT made as of the 29th day of July 2008 (the “Effective Date”).

A M O N G:
UNIVERSAL URANIUM LTD.
(“UUL”)
OF THE FIRST PART
- and -
COMPUTERSHARE INVESTOR SERVICES INC.
(the “Escrow Agent”)
OF THE SECOND PART
- and -
CROSSHAIR EXPLORATION & MINING CORP.
(“Crosshair”)
OF THE THIRD PART

WHEREAS UUL and Crosshair have entered into a purchase and sale agreement dated the date hereof (the “Purchase Agreement”);

AND WHEREAS pursuant to the terms of the Purchase Agreement, Crosshair has agreed to issue 10,000,000 common shares (the “Crosshair Shares”) and 7,500,000 common share purchase warrants (the “Crosshair Warrants”) (the Crosshair Shares and Crosshair Warrants are, together, the “Subject Securities”) to UUL;

AND WHEREAS it is a condition of the closing of the transactions contemplated in the Purchase Agreement that UUL and Crosshair execute this Agreement with respect to the Subject Securities;

AND WHEREAS the Escrow Agent has agreed to undertake and perform its duties according to the terms and conditions hereof.

NOW THEREFORE this Agreement witnesseth that in consideration of the aforesaid agreements, and of the sum of one dollar ($1.00) now paid by the parties hereto, each to the other

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(the receipt and sufficiency of which sum the parties do hereby respectively acknowledge each to the other), UUL covenants and agrees with Crosshair and with the Escrow Agent, and Crosshair and the Escrow Agent jointly and severally covenant and agree with each other and with UUL, as follows:

1.           UUL hereby places and deposits in escrow with the Escrow Agent the Subject Securities which are represented by the certificates referred to in Exhibit “A” hereto and hereby undertakes and agrees to immediately deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of these Subject Securities which it has or may later receive. If UUL receives any other securities (“Additional Subject Securities”):

(a)	as a dividend or other distribution on the Subject Securities;

(b)	on the exercise of a right of purchase, conversion or exchange attaching to the Subject Securities;

(c)	on a subdivision or compulsory or automatic conversion or exchange of the Subject Securities; or

(d)	from a successor issuer in a business combination;

UUL will deliver or cause to be delivered to the Escrow Agent any share certificates or other evidence of Additional Subject Securities. For greater certainty, where this Agreement refers to Subject Securities, it includes the Additional Subject Securities.

2.           During the period in which the Subject Securities are held in escrow pursuant to the terms hereof, the certificates representing the Subject Securities (including any replacement securities or certificates) shall remain registered in the name of UUL or any successor to UUL.

3.           The parties hereby agree that the Subject Securities and the beneficial ownership of or any interest in them and the certificates representing them (including any replacement securities or certificates) shall not be sold, assigned, hypothecated, alienated, redeemed or retracted, released from escrow, transferred within escrow, or otherwise dealt with in any manner, except in accordance with the Release Schedule contained in paragraph 4 and according to a Written Direction received by the Escrow Agent pursuant to paragraph 5.

4.           The parties hereby agree that the Subject Securities shall be released to UUL by the Escrow Agent in accordance with the following schedule (the “Release Schedule”):

Release Dates	Total Number of Crosshair Shares to be Released	Total Number of Crosshair Warrants to be Released
3 months following the Effective Date	1,428,000	1,071,000
6 months following the Effective Date	1,428,000	1,071,000
9 months following the Effective Date	1,428,000	1,071,000
12 months following the Effective Date	1,429,000	1,071,000

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Release Dates	Total Number of Crosshair Shares to be Released	Total Number of Crosshair Warrants to be Released
15 months following the Effective Date	1,429,000	1,071,000
18 months following the Effective Date	1,429,000	1,071,000
24 months following the Effective Date	1,429,000	1,074,000
TOTAL	10,000,000	7,500,000

5.           Notwithstanding paragraph 2 and the Release Schedule contained in paragraph 4, the total number of Subject Securities then subject to the escrow (the “Remaining Subject Securities”) shall be released upon receipt by the Escrow Agent of a joint written direction (a “Written Direction”) signed by an authorized officer of Crosshair and an authorized officer of UUL confirming that UUL has entered into a distribution arrangement with i-ts shareholders with respect to the Remaining Subject Securities and irrevocably authorizing the Escrow Agent to release the Remaining Subject Securities in accordance with the terms of the Written Direction.

6.           The Escrow Agent will send to each security holder any share certificates or other evidence of that security holder’s Subject Securities in the possession of the Escrow Agent released from escrow as soon as reasonably practicable after the release.

7.           The Escrow Agent will not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any Subject Security deposited with it.

8.           The Escrow Agent is authorized to cancel any share certificate delivered to it and hold such security holder’s Subject Securities in electronic or uncertificated form only, pending release of such securities from escrow.

9.           The Escrow Agent will have no responsibility with respect to any Subject Securities in respect of which no share certificate or other evidence of electronic or uncertificated form of these securities has been delivered to it or otherwise received by it.

10.           The Escrow Agent hereby accepts the duties placed on it hereby and the Subject Securities and any share certificates or other evidence of these securities, solely as custodian, bailee and agent. No trust is intended to be, or is or will be created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

11.           UUL and Crosshair hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent, its affiliates and their current and former directors, officers, employees and agents from and against all claims, demands, losses, penalties, costs, expenses, fees and liabilities, including, without limitation, legal fees and expenses, directly or indirectly arising out of, or in connection with, or in respect of, this Agreement, except where the same result directly and principally from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. This indemnity survives the release of the Subject Securities, the resignation or termination of the Escrow Agent and the termination of this Agreement.

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12.           The Escrow Agent may consult or retain such legal counsel and advisors as it may reasonably require for the purpose of discharging its duties or determining its rights under this Agreement and may rely and act upon the advice of such counsel or advisor. The Escrow Agent will give written notice to the parties as soon as practicable that it has retained legal counsel or other advisors.

13.           In the event of any disagreement arising under the terms of this Agreement, the Escrow Agent will be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by a written agreement among the parties or by a court of competent jurisdiction.

14.           If the Escrow Agent should wish to resign, it shall give written notice to Crosshair. Should Crosshair wish to terminate the Escrow Agent, it will give written notice to the Escrow Agent. If the Escrow Agent resigns or is terminated, Crosshair will be responsible for ensuring that the Escrow Agent is replaced not later than the resignation or termination date by another escrow agent that is acceptable to securities regulators having jurisdiction in the matter and that has accepted such appointment, which appointment will be binding on Crosshair and UUL. The resignation or termination of the Escrow Agent will be effective, and the Escrow Agent will cease to be bound by this Agreement, on the date that is 30 days after the date of receipt of the notices referred to above by the Escrow Agent or Crosshair, as applicable, or such other date  which the Escrow Agent and Crosshair may agree upon, provided that the resignation or termination date shall not be less than 10 business days before a release date.

15.            If Crosshair has not appointed a successor escrow agent within 30 days of the resignation or termination date, the Escrow Agent will apply, at Crosshair’s expense, to a court of competent jurisdiction for the appointment of a successor escrow agent and the duties and responsibilities of the Escrow Agent will cease immediately upon such appointment. The new escrow agent shall assume and be bound by the obligations of the Escrow Agent hereunder.

16.           The Escrow Agent shall not be liable for having acted in good faith upon any written direction, notice, request, waiver, consent, receipt or other paper or documents furnished in writing to the Escrow Agent by UUL or Crosshair or any other person, firm or corporation that shall be legally entitled to deal with or become the registered owner of the Subject Securities and purportedly signed by UUL or Crosshair or such other person, firm or corporation, as shall respectively be the case.

17.           The Escrow Agent will not be liable to any of the parties hereunder for any action taken or omitted to be taken by it under or in connection with this Agreement, except for losses directly, principally and immediately caused by its bad faith, willful misconduct or gross negligence. Under no circumstances will the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the collective liability of the Escrow Agent under or in connection with this Agreement to any one or more parties, except for losses directly caused by its bad faith, willful misconduct or gross negligence, exceed the amount of its annual fees under this Agreement or the amount of three thousand dollars ($3,000.00), whichever amount shall be greater.

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18.           The parties will pay the Escrow Agent reasonable remuneration for its services under this Agreement, which fees are subject to revision from time to time on 30 days' written notice.  The parties will reimburse the Escrow Agent for its expenses and disbursements. Any amount due under this section and unpaid 30 days after request for such payment, will bear interest from the expiration of such period at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand.

19.           The Escrow Agent shall have no duties except those which are expressly herein set forth and shall not be bound by any notice, claim or demand with respect thereto or waiver, modification, amendment, termination or rescission of this Agreement unless received and agreed upon in writing by the Escrow Agent.

20.           Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

(a)	If to UUL at:

Suite 600-595 Howe Street
Vancouver, British Columbia,
V6C 2T5

Attention: Ron Atlas
Facsimile No.: 604-662-3904

(b)	If to Crosshair at:

Suite 1240 - 1140 West Pender Street,
Vancouver, BC
V6E 4G1

Attention:  Mark J. Morabito
Facsimile No.: 604 681-8039

(c)	If the Escrow Agent at:

3rd Floor- 510 Burrard Street,
Vancouver, BC
V6C 3B9

Attention:  General Manager, Client Services
Facsimile No.: 604 661-9401

21.           Wherever the singular is used throughout this Agreement, the same shall be construed as being the plural where the context so requires.

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22.           This Agreement shall enure to the benefit of and be binding upon the Parties hereto and each of their respective successors and assigns.

23.           This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

24.           This Agreement may be executed in several counterparts in the same form and such counterparts as so executed shall together form one original agreement, and such counterparts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

UNIVERSAL URANIUM LTD.
By:	“William Galine”
Name:	William Galine
Title:	Executive Vice-President
COMPUTERSHARE INVESTOR SERVICES INC.
By:	“Claire Brinkworth”
Authorized Signatory
By:	“Evelyn Hsu”
Authorized Signatory
CROSSHAIR MINING & EXPLORATION CORP.
By:	“Mark Morabito”
Name:	Mark Morabito
Title:	Chief Executive Offier

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EXHIBIT “A”

DESCRIPTION OF SUBJECT SECURITIES

Crosshair Shares
Number of Crosshair Shares	Certificate Number
10,000,000	196

Crosshair Warrants
Number of Crosshair Warrants	Certificate Number
1,071,000	1
1,071,000	2
1,071,000	3
1,071,000	4
1,071,000	5
1,071,000	6
1,074,000	7

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A-1